Exhibit 99.1

ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Manor Care Commences Cash Tender Offers for up to
$100 Million in Aggregate Principal Amount of the
7 1/2% Senior Notes Due 2006 Issued By Manor Care
of America, Inc. and Its 8% Senior Notes Due 2008

     TOLEDO, Ohio, July 16, 2004 – Manor Care, Inc. (NYSE: HCR) today announced that it has commenced cash tender offers for up to $50 million aggregate principal amount of the 7 1/2% Senior Notes due 2006 issued by its wholly owned subsidiary, Manor Care of America, Inc., and guaranteed by Manor Care, and up to $50 million of its 8% Senior Notes due 2008. If Notes representing less than the maximum tender amount of $50 million for the 7 1/2% Senior Notes are validly tendered, Manor Care may elect to increase the maximum tender amount for the 8% Senior Notes by an amount equal to the difference between the maximum tender amount for the 7 1/2% Senior Notes and the aggregate principal amount of 7 1/2% Senior Notes validly tendered, and to reduce the maximum tender amount for the 7 1/2% Senior Notes by an equal principal amount.

     Each offer will expire at 12:00 midnight, New York City time, on Thursday, August 12, 2004, unless extended or earlier terminated. Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on Tuesday, July 27, 2004, will be eligible to receive the total consideration, which includes an early tender premium. Holders who validly tender their Notes after 5:00 p.m., New York City time, on Tuesday, July 27, 2004, will only receive the tender offer consideration, namely the total consideration minus the early tender premium.

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Manor Care Commences Cash Tender Offer, Page 2

     The total consideration for Notes tendered for each offer will be determined as described in the Offer to Purchase dated July 16, 2004 based on a yield to the relevant maturity date for the Notes equal to the sum of the yield on specified U.S. Treasury reference securities, plus a specified fixed spread. In addition, holders whose Notes are purchased will receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date. The applicable reference yield will be calculated by the Dealer Manager in accordance with standard market practice on the second business day immediately preceding the applicable offer expiration date.

     In the event that the principal amount of Notes validly tendered and not withdrawn prior to the applicable expiration date of an Offer exceeds the applicable maximum tender amount for the series, the Notes will be accepted for payment on a pro rata basis based on the total principal amount of Notes of the series tendered and the maximum tender amount for the series.

     Each offer is independent of the other offer and is not conditioned upon consummation of the other offer. The offers are not contingent upon the tender of any minimum principal amount of Notes, but are conditioned upon satisfaction of certain conditions. Full details of the terms and conditions of the offers are included in the company’s Offer to Purchase dated July 16, 2004 and the related letter of transmittal.

     J.P. Morgan Securities Inc. will serve as Dealer Manager for the offers. Persons with questions regarding the offers should contact J.P. Morgan Securities Inc., toll-free at 866-834-4666. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at 212-430-3774 or 866-470-4500.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The offers are made only by the Offer to Purchase dated July 16, 2004 and the related letter of transmittal.

     Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient

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Manor Care Commences Cash Tender Offer, Page 3

rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

     Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.